Exhibit 99.1

QR Energy Announces First Quarter 2011 Results and Outlook

HOUSTON, TX--(Marketwire – May 23, 2011) - QR Energy, LP (NYSE: QRE) announced today its operating and financial results for the first quarter of 2011.

Highlights for the First Quarter 2011

•
Average production of 5,473 Boe per day, composed of 58% liquids (oil and natural gas liquids (“NGLs”)), which is a 2.3% increase from average daily production for the ten-day period ended December 31, 2010

•	Lease operating expenses of $12.74 per Boe including elective workovers

•	First full quarter Distribution Coverage Ratio of 1.23x

Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented, “Our first quarter results were strong. Workover projects in the Permian Basin led to a 5.9% increase in our oil production from the ten-day period ended December 31, 2010, and more than made up for the impact of winter storms in the first quarter. We are optimizing and expanding our Fuhrman-Mascho waterflood in the Permian Basin and will continue to execute recompletions in the Ark-La-Tex area as well.”

Results for the First Quarter 2011

•	Revenue was $30.8 million; realized sales prices excluding commodity derivatives were $95.60 per Bbl of oil, $4.20 per Mcf of natural gas and $47.11 per Bbl of NGLs

•	QRE generated a net loss of $29.3 million, or $0.82 per unit; significant impact from derivative loss of $37.5 million, nearly all of which was unrealized; first quarter production was 69% hedged

•	Adjusted EBITDA was $22.8 million

•	Distributable Cash Flow totaled $18.2 million, or $0.51 per unit

•	General and administrative and other expense (”G&A”) under U.S. generally accepted accounting principles (“GAAP”) was $3.4 million.

•	Maintenance capital expenditures for the quarter were $3.1 million; total capital expenditures were $3.4 million

For more information about QRE’s administrative services fee, please see Footnote 1 to the Consolidated Statement of Operations in this press release.

Cash Distribution

On May 13, 2011, QRE paid a cash distribution attributable to the first quarter of 2011 of $0.4125 per unit for all outstanding units. This represents an annualized distribution of $1.65 per unit.

Interest Rate Derivatives

Effective February 28, 2011, QRE’s sponsor novated interest rate derivatives to QRE that cover, through 2015, borrowings equivalent to 100% of QRE’s current debt outstanding under its revolving credit facility. The fixed-rate derivatives and applicable margin under the revolving credit facility result in an effective interest rate of approximately 4.4% for QRE’s current borrowings.

	Amount	Fixed
Term	(millions)	LIBOR
Feb. 28 - Dec. 31, 2011	$225	1.88%
2012	$225	1.88%
2013	$225	1.87%
2014	$225	1.87%
2015	$225	1.87%

2011 Guidance

The 2011 guidance set forth below is subject to all cautionary statements and limitations described below and under the "Forward-Looking Statements" section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather, and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may, and probably will, change over the course of the year.

Based upon current estimates, QRE expects the following operating results for the second quarter and full year of 2011:

	2Q 2011	Full Year 2011
Average net daily production (Boed)	5,300 - 5,500	5,200 - 5,400
LOE and workover expenses (per Boe)	$12.00 - $13.00	$12.00 - $13.00

Quarterly Report on Form 10-Q

QRE’s financial statements and related footnotes will be available in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (the “10-Q”), which QRE expects to file with the Securities and Exchange Commission today. The 10-Q will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the Securities and Exchange Commission website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 8 a.m. central daylight time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 718-5098 or (719) 325-4916 five minutes before the call begins and providing the passcode 8888353.

The webcast will be available on QR Energy’s Investor Relations website http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (888) 203-1112 or (719) 457-0820 and providing the passcode 8888353.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas.  For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or from the Securities and Exchange Commission website at www.sec.gov.

Selected Operating Data

Unaudited Three months ended March 31, 2011
Production:
Oil (MBbls)	246
Natural gas (MMcf)	1,253
NGLs (MBbls)	38
Total production (MBoe)	493
Production by area (Boed):
Permian Basin	2,278
Ark-La-Tex	1,877
Mid-Continent	749
Gulf Coast	569
Average daily production (Boed)	5,473
Realized prices (excluding commodity derivatives):
Oil ($/Bbl)	$95.60
Natural gas ($/Mcf)	$4.20
NGLs ($/Bbl)	$47.11
NYMEX prices:
Crude oil ($/Bbl) beginning of period	$91.38
Crude oil ($/Bbl) end of period	$106.72
Natural gas ($/Mcf) beginning of period	$4.41
Natural gas ($/Mcf) end of period	$4.39

Consolidated Statement of Operations

Unaudited Three months ended March 31, 2011
Revenues:	(In thousands)
Oil sales	$23,517
Natural gas sales	5,262
NGLs sales	1,790
Processing and other	198
Total Revenue	$30,767
Operating Expenses:
Lease operating expenses	6,274
Production and other taxes	1,978
Processing and transportation	522
Total production expenses	8,774
Depreciation, depletion and amortization	8,575
Accretion of asset retirement obligations	267
General and administrative and other1	3,433
Total operating expenses	21,049
Operating income	9,718
Other income (expense):
Gain (loss) on commodity derivative contracts	(37,534)
Interest expense	(1,676)
Total other income (expense), net	(39,210)
Income (loss) before income tax	(29,492)
Income tax benefit, net	144
Net income (loss)	$(29,348)
General partner's interest in net loss	$(29)
Limited partner's interest in net loss	$(29,319)
Adjusted EBITDA2	$22,758
Distributable Cash Flow2	$18,196
Weighted average units outstanding	35,626

1
GAAP G&A is a non-cash allocation from Quantum Resources Management. Pro-rated cash G&A of $0.5 million, which consists of the administrative services fee that QRE pays pursuant to its services agreement with Quantum Resources Management, is derived from financial results for the previous quarter. It has been pro-rated for the full fourth quarter of 2010.

2	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please refer to the reconciliation at the end of this press release for their nearest comparable GAAP measures.

Please see related footnotes in the 10-Q, which will be filed with the Securities and Exchange Commission.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts) unrealized losses on commodity derivative contracts, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by the general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts) and maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.

QR Energy defines the Distribution Coverage Ratio as the ratio of Distributable Cash Flow per outstanding unit (including subordinated units and general partner units) to the actual cash distribution payable per outstanding unit.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business, such as information regarding the cash available to pay distributions to unitholders, and related to its liquidity, such as the ability of its assets to generate cash sufficient to pay interest expenses. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Unaudited Three months ended March 31, 2011
Reconciliation of net loss to Adjusted EBITDA,	(In thousands)
Distributable Cash Flow and Distribution Coverage Ratio:
Net loss	$(29,348)
Plus:
Unrealized losses on commodity derivative contracts	38,843
Depletion, depreciation and amortization	8,575
Accretion of asset retirement obligations	267
Interest expense	1,676
Income tax benefit, net	(144)
General and administrative expense and other in excess of administrative services fee1	2,889
Adjusted EBITDA	$22,758

Less:
Cash interest expense	1,437
Maintenance capital expenditures2	3,125
Distributable Cash Flow3	$18,196

Cash distribution attributable to 1Q 2011	14,809
Distribution Coverage Ratio	1.23	x

1	Pro-rated cash G&A is the pro-rated administrative services fee for the full fourth quarter of 2010.
2	Maintenance capital expenditures are those required to maintain QRE’s production for five years, on average.
3	Prior to any retained cash reserves established by QRE General Partner's Board of Directors.

Investor Contacts:

Taylor B. Miele
Investor Relations Specialist
(713) 452-2990

Cedric W. Burgher
Chief Financial Officer
(713) 452-2200